                                                                    Exhibit 10.6
                             [FLASHCOM LETTERHEAD]

November 16, 1999


Richard N. Rasmus
9 Westview Road
Bryn Mawr, PA 19010


Dear Richard:

        We are pleased to offer you a position with Flashcom, Inc. (the "Company") as its President and Chief Operating Officer, commencing as soon as possible. Immediately following the closing of the Series B financing, you will assume the title and role of President and CEO. Prior to and following the Series B financing, you will be an officer of the company and a board member, and you will report directly to the Board of Directors. Your primary responsibilities will be to lead the Company's business, including: sales, marketing, operations and other areas of the business. The other executive officers of the Company, including Chris Rose, the acting Chief Financial Officer, will report directly to you. You will be expected to perform your principal service to the Company in Orange County, California.

        You will receive salary at the rate of $200,000 per year, which will be paid in accordance with the Company's normal payroll procedures. You will also be entitled to a $75,000 interest-free loan payable to you after 30 days of employment. If you voluntarily terminate your employment other than for good reason (as hereinafter defined) within one year of the receipt of such loan, the loan will be due and payable to the Company within 30 days of your termination date. This loan will be forgiven upon the earlier to occur of (i) one year following the date of receipt, or (ii) at such time as the Company should terminate your employment without cause or you shall terminate your employment with good reason. As used herein, the term "good reason" shall mean (x) your assignment to duties inconsistent in any material respect with the duties set forth in the first paragraph of this letter (it being agreed that employment as the Company's President and Chief Operating Officer shall not be inconsistent with such duties), (y) any failure by the Company to provide you with the compensation and benefits set forth in this letter (other than failures not made in bad faith and which are remedied by the Company within five (5) business days after notice thereof) or (z) any failure by the Company to require any successor entity to expressly assume and agree to perform the terms of this agreement.

        In addition, you will be eligible to receive a bonus of $100,000 during the first year of your employment with the Company. Such bonus shall be paid in four quarterly installments on the last day of each quarter beginning with the quarter ending March 31, 2000 based upon achievement of milestones to be agreed upon by you and the Board of Directors prior to the beginning of each such quarter, provided that the first quarterly bonus shall be guaranteed. The Company will reimburse you for up to $150,000 in moving expenses, commuting expenses to and from Pennsylvania, legal expenses incurred in connection with the negotiation and signing of this agreement and family travel in connection with house-hunting, in each case based on receipts dated no later than twelve
(12) months after the date of this letter. As a Company employee, you will also be eligible to receive the

Mr. Richard Rasmus
November 11, 1999
Page 2 of 4



medical insurance and other employee benefits generally available from time to time to the highest tier of employees of the Company.

        Further, in connection with your purchase of a home in Southern California, the Company will extend to you a loan, secured by a second lien on the home you purchase, for up to $250,000 at the minimum federal interest rate applicable at the time of your purchase, or if not permissible by the lender, by other collateral acceptable to you, the Company and the lender. The loan must be repaid upon the first to occur of (i) 60 days following the closing of the sale by you of your home in Bryn Mawr, PA, (ii) 60 days following a liquidity event of the Company whereby you receive cash proceeds of at least $250,000 (including an initial public offering of our common stock or the sale of substantially all of our stock or assets), (iii) twelve months following termination of your employment by the Company without cause or by you for good reason, or (iv) six months following any other termination of your employment with the Company. In addition, the Company agrees to pay reasonable expenses, based on receipts which you provide to the Company, of up to $3,000 per month toward the rent on your house in Southern California or, if you purchase a house in California, the debt service on the mortgage, until the earlier to occur of (a) the twelfth monthly installment made under such arrangement (with aggregate payments not to exceed $36,000), or (b) the sale of your house in Bryn Mawr, PA.

        Also in connection with your employment, the Company will grant you an option to purchase shares of Common Stock equal to five percent (5%) of the Company's currently outstanding shares of Common Stock (including shares issuable to you) on an as-converted and fully diluted basis, or 880,481 shares (based on 9,245,312 shares of Common Stock, 5,771,679 shares of Series A Preferred Stock and 1,888,157 options and warrants currently outstanding). Your option shall be issued at an exercise price per share equal to the fair market value of the Common Stock (which shall not exceed the initial conversion price of the Series B Preferred Stock sold in our currently contemplated financing) as determined by the Board at its first meeting following the start of your employment with the Company, and pursuant to the terms and conditions contained in the Company's standard form of stock option agreement in substantially the form enclosed for your reference, which provides for, among other things, vesting of 25% after one year of employment and additional vesting of 25% upon each additional year of employment. Such option shall, to the maximum extent allowable by law, constitute an incentive stock option, and the remaining portion of such option shall constitute a nonqualified stock option. The Company will offer you the option of paying the exercise price for your option by any of the methods set forth in Section 5.3 of the Company's option plan, to the extent permitted by applicable laws.

        Your employment will commence promptly after you have served any required notice period with your current employer, but in any event within 31 days following execution of this Agreement. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However, if the Company elects to terminate its employment relationship with you without cause, or if you terminate your employment for good reason, you and the Company agree that you will sign a standard form of settlement agreement stating the terms below and a general release, and in consideration therefor, the Company will provide you a settlement of (i) acceleration of vesting of the exercisability of the option to be granted to you equal to the greater of (A) twelve (12) months of additional vesting or (B) vesting through the first year

Mr. Richard Rasmus
November 11, 1999
Page 3 of 4



cliff of your vesting schedule, and (ii) twelve (12) months' salary plus $50,000. With respect to the shares that are to vest or cash that is to be paid to you pursuant to this paragraph, one-twelfth of such shares or cash shall vest or be paid to you, as the case may be, monthly, in each case subject to your compliance with the terms of the settlement agreement.

        You have provided the Company with copies of all agreements you have in connection with your employment by Comcast (the "Employment Agreements"), which include a covenant not to compete and certain prohibitions against using confidential information. You represent to the Company that (i) you have provided to the Company complete and accurate copies of all agreements you have in connection with your employment by Comcast (via a memo to Todd Brooks, David Helfrich, Brad Sachs and Connie Adair dated September 11, 1999 and a Comcast employment offer letter faxed to the Company's legal counsel by your attorney, Ivan Dreyer, on November 11, 1999), and that the Employment Agreements set forth your entire agreement with Comcast material to our evaluation of your obligations under the Employment Agreements, (ii) that you have, or by the time your employment with Comcast terminates, will have, returned all written materials of Comcast that may contain confidential or other proprietary information of Comcast and (iii) that you will not bring, use, provide or show any confidential or other proprietary information of Comcast to or for the benefit of the Company. In reliance on the truth and accuracy of your representations, the Company agrees to protect and indemnify you from any cost, damages and liabilities that you may become subjected to were Comcast to commence any action, suit or other proceeding against you arising out of or in connection with the termination of your employment or alleging a violation or breach of your Employment Agreement (any such action, suit or proceeding including any counterclaim asserted therein being referred to as a "Proceeding"). The Company hereby acknowledges that the Executive would not relocate and accept employment with the Company without the foregoing indemnities. The Company hereby agrees to indemnify you and hold you harmless from and against any and all expenses (including the fees and expenses of attorneys and other advisors), court costs, cost of investigation, cost of travel, losses, liabilities, claims, damages, judgments and fines (collectively, "Damages") awarded against you or paid in any settlement consented to by the Company arising out of or in connection with any Proceeding. You shall give the Company prompt notice of any such Proceeding, shall contest or prosecute, as applicable, any such Proceeding, with counsel selected by the Company and reasonably acceptable to you, and shall keep the Company informed with respect to the status thereof unless the representation of you by the Company's counsel would be inappropriate due to conflicting interests, in which event you may employ counsel of your choice in such defense and the Company will advance the reasonable fees and expenses of such counsel as it would have had you engaged counsel selected by the Company. You agree, however, that you shall not enter into any settlement without the consent of the Company, which consent shall not be unreasonably withheld or delayed.

        In addition, if in connection with any Proceeding you are enjoined from continuing to work for the Company, the Company will continue to pay your base salary only for a period until you find other employment (not to exceed twelve
(12) months); provided that during such period you agree to use your reasonable best efforts to secure a comparable position with another employer. If you are enjoined, unless we otherwise agree, you will be deemed to have voluntarily terminated your employment as of the date of the injunction (except that in such case, the $75,000 loan need only be repaid within 90 days) and the Company's sole obligation to you hereunder shall be to pay you your

Mr. Richard Rasmus
November 11, 1999
Page 4 of 4



base salary as provided in the preceding sentence and to indemnify you as provided in the preceding paragraph.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        I have enclosed our standard Proprietary Information Agreement. If you accept this offer, please return to me a signed copy of that agreement.

        In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Orange County, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of our indemnity obligations hereunder or the misuse or misappropriation of the Company's trade secrets or proprietary information.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        We look forward to your joining the Flashcom team! Please acknowledge your acceptance of this offer by returning a signed copy of this offer letter to us by November 18, 1999. This offer expires on November 18, 1999.

        If you have any questions about the contents of this letter, or employment at the Company, please feel free to contact Todd Brooks or Brad Sachs.

FLASHCOM, INC.



/s/ Brad Sachs                              /s/ Todd A. Brooks
-------------------------------------       ------------------------------------
Brad Sachs                                  Todd A. Brooks
Chief Executive Officer & Chairman          Director





AGREED TO AND ACCEPTED this
16th day of November, 1999.



/s/ Richard N. Rasmus
------------------------------------
Richard N. Rasmus

Enclosures:    Duplicate Original Letter
               Form of Stock Option Agreement
               Proprietary Information Agreement